Exhibit 99.5

Representation Letter

November 24, 2008

Middle Kingdom Alliance Corp.

333 Sandy Springs Circle, Suite 223

Atlanta, GA 30328

C/o

Gentlemen:

The undersigned, being a duly appointed representative of Capital Ally Investments Limited, a British Virgin Islands company (“Capital Ally”) and a beneficial owner of certain securities of Middle Kingdom Alliance Corp., a Delaware corporation (the “Company”), hereby certifies that Capital Ally shall not, either prior to or following the consummation of the proposed merger by and between the Company, Pypo Digital Company Limited, a Cayman Islands exempted company (“Pypo”), and certain other parties signatory thereto (the “Merger”), as fully disclosed in the Company’s public filings with the U.S. Securities and Exchange Commission (the “SEC”), seek to receive or be reimbursed for the funds used for the purchases of the Company’s securities as reported in Capital Ally’s Schedule 13D filed with the SEC on November 20, 2008. Notwithstanding the foregoing, nothing set forth herein shall be deemed to restrict the ability of Pypo or any of its affiliates, successors or assigns from issuing any dividends or making any distributions in compliance with applicable law.

Capital Ally understands and hereby acknowledges that the Company and its legal counsel will rely upon the completeness and accuracy of the representations contained herein.

By:	/s/ Kuo Zhang
Signature

Kuo Zhang Director
Printed Name and Title